                                                                      Exhibit 11


                           RENTAL SERVICE CORPORATION
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                  Three Months Ended            Nine Months Ended
                                                     September 30,                 September 30,
                                                  1996           1995           1996           1995
                                               -----------   ------------   ------------   -----------

Weighted average common shares
 outstanding                                    6,121,963      4,195,345      5,573,790      4,066,043

Net effect of common stock, common
 stock options and warrants issued at
 less than IPO price within twelve
 months, based on the treasury stock
 method:
     Common stock                                       -        681,453          6,615        810,761
     Options                                      108,780        152,604        132,336        152,604
     Warrants                                      57,981         60,820         59,895         60,820
                                               ----------     ----------    -----------    -----------
                                                6,288,724      5,090,222      5,772,636      5,090,228
                                               ==========     ==========    ===========    ===========

Income (loss) before extraordinary item        $  952,000     $1,021,000    $ 2,179,000    $ 2,939,000
Preferred stock accretion                        (524,000)      (432,000)    (1,643,000)    (1,278,000)
                                               ----------     ----------    -----------    -----------
                                               $  428,000     $  589,000    $   536,000    $ 1,661,000
                                               ==========     ==========    ===========    ===========

Net income (loss)                              $ (317,000)    $  543,000    $   910,000    $ 2,461,000
Preferred stock accretion                        (524,000)      (432,000)    (1,643,000)    (1,278,000)
                                               ----------     ----------    -----------    -----------
                                               $ (841,000)    $  111,000    $  (733,000)   $ 1,183,000
                                               ==========     ==========    ===========    ===========

Per share amount:
Income (loss) before extraordinary item        $      .07     $      .11    $       .09    $       .32
Extraordinary item                                   (.20)          (.09)          (.22)          (.09)
                                               ----------     ----------    -----------    -----------
Net income (loss)                              $     (.13)    $      .02    $      (.13)   $       .23
                                               ==========     ==========    ===========    ===========

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